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                                                                  EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                          CONTACT:
                                          CATHERINE M. BIFFIGNANI
                                          VICE PRESIDENT, INVESTOR RELATIONS
                                          314-645-6600

                                            [KV PHARMACEUTICAL logo]

FOR IMMEDIATE RELEASE

               KV PHARMACEUTICAL COMPANY WINS SUMMARY JUDGMENT
                   IN PATENT LITIGATION WITH ASTRAZENECA

        DECISION POSITIONS KV TO EXCLUSIVELY MARKET UPON FDA APPROVAL
                    TWO GENERIC STRENGTHS OF TOPROL-XL(R)

               KV HAS ALL FOUR STRENGTHS PENDING FDA APPROVAL

St. Louis, MO, January 18, 2006 - KV Pharmaceutical Company (NYSE: KVa/KVb) announced that the Company received a favorable court ruling on its motions for summary judgment that were argued in November 2005 before the U.S. District Court for the Eastern District of Missouri, the Honorable Rodney W. Sippel presiding, in a patent infringement case filed against the Company by AstraZeneca based on the Company's submission of ANDAs seeking approval to market generic formulations of Toprol-XL(R) (metoprolol succinate extended-release tablets).

The opinion, released late in the day on January 17, granted the motions filed by KV Pharmaceutical Company and its co-defendants Andrx Corporation and Eon Labs for summary judgment of invalidity and unenforceability of both patents that were asserted by AstraZeneca (U.S. Patents 5,001,161 and 5,081,154). Both patents were held invalid, as well as being held unenforceable for inequitable conduct committed by AstraZeneca during prosecution of the patents before the U.S. Patent and Trademark Office.

Marc S. Hermelin, Vice Chairman of the Board and Chief Executive Officer stated, "We have stated throughout the litigation process that we believed our legal position was meritorious. We are extremely pleased with the Court's ruling in our favor. We look forward with anticipation to the pending approval of this product and the subsequent exclusive marketing of the two strengths for which we believe our Company is first to file by our generic/non-branded division, ETHEX Corporation. We believe that ETHEX has proven itself over the past 15 years to be an exceptional competitor in the generic


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                                                                  EXHIBIT 99

marketplace, and we are excited about the significant opportunity this expected introduction should present to ETHEX's growing business."

The Company reiterated that it believes it has the first-filed ANDA pending at the FDA for the 100 mg and 200 mg strengths of Toprol-XL(R). The Company also has ANDAs on file for the 50mg and 25 mg strengths. According to a statement issued by AstraZeneca, sales for Toprol-XL(R) in the U.S. in 2005 were $1.291 billion. The current total branded dollar volume of Toprol-XL(R) for the 100mg and 200mg strengths represents nearly half.

The Company noted that AstraZeneca will have the right to appeal this decision.

ABOUT KV PHARMACEUTICAL COMPANY

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes' in its November 2004 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.
                               ------------------------

SAFE HARBOR

The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

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                                                                  EXHIBIT 99

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch including but not limited to the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials;
(8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting international regulatory approvals, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation; and (14) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this report.

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